GoDaddy Announces Executive Retirements

Chief Financial Officer and Chief Legal Officer to Retire in 2021

SCOTTSDALE, Ariz., February 11, 2021 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, today announced that Nima Kelly, Chief Legal Officer, and Ray Winborne, Chief Financial Officer, plan to retire in 2021. Both Kelly and Winborne will remain in their positions until successors have been named and will aid in the transitions.

“Nima and Ray have both had immeasurable impact on GoDaddy, and their contributions will be long-felt,” said Aman Bhutani, GoDaddy CEO. “They have built world-class legal and financial teams, which will serve GoDaddy well as we onboard new leaders and continue to grow the company. We wish both of them all the best in their retirements and thank them for their extraordinary leadership.”

Kelly joined GoDaddy in 2002, becoming GoDaddy’s General Counsel in 2012. Under her leadership, Kelly built a high-performing legal team that took the company public, structured ongoing M&A transactions, including the $1.85 billion acquisition of HEG, and established corporate governance and public company processes. Winborne took the role of GoDaddy CFO in 2016 and helped steer GoDaddy’s tremendous growth over the last five years, during which the company’s revenue nearly doubled. During his tenure, GoDaddy created significant shareholder value, deploying nearly $5 billion in capital, including M&A, share repurchases, and the settlement of the company’s TRA.

GoDaddy has begun to search for both replacements, evaluating both internal and external talent.

About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online. GoDaddy is the place people come to name their idea, build a professional website, attract customers, sell their products and services, and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company, visit www.GoDaddy.com.

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Source: GoDaddy Inc.

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